Exhibit 10(p)

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

June 8, 2015

Ms. Silvia Lagnado
UK

Dear Silvia:

We are delighted to confirm our offer for the position of Executive Vice President & Global Chief Marketing Officer. We are confident you will make a valuable contribution to the Company, and believe, in turn, you will find the work both challenging and rewarding.

The offer contained in this letter is contingent upon your ability to lawfully work in the United States. You will not be able to start in the position being offered to you, or receive the compensation and benefits package contained in this letter, until you obtain an appropriate visa or other work authorization status that permits you to work in the United States.

In regard to your compensation and benefits, we offer the following:

•	A start date of the later of August 1, 2015 or two weeks after your visa or authorization to work in the U.S. is obtained. Your work location shall be Oak Brook, IL.

•	An annual base salary rate of $600,000 effective on your start date. You will be eligible for a salary increase and performance review in March 2016.

•
You will be eligible to participate in our Target Incentive Plan (“TIP”) on an annual basis. The current target percentage for the offered position is 80% of your base pay as of December 31 of the performance year. For 2015, you will be eligible for a pro-rated TIP payment, payable in March 2016. Any TIP payout will be based on TIP’s performance criteria.

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You will be eligible for an annual Long Term Incentive (LTI) equity award beginning in 2016. The grant will consist of stock options and performance-based restricted stock units (RSUs) based upon the guideline ranges for an Officer level employee, subject to approval by McDonald’s Compensation Committee. The award value will be based on the standard criteria in use at the time of the grant. For the offered position, the current award range is $0 - $1,252,500, with a target of $835,000.

•
In addition to your eligibility for an annual LTI equity grant, in both 2016 and 2017 you will be granted an additional award of $700,000 of time-vested RSUs at the earliest granting opportunity available in the calendar year and in a manner consistent with the Company’s practice of granting equity awards. These RSUs will vest on the first anniversary of the grant date. In the event you are involuntarily terminated by the Company without cause prior to the vesting date of each respective award, you will vest in a prorata portion of the RSUs granted based on the number of months worked during the vesting period, with a minimum prorated vesting equal to 6 months of service. For purposes of this letter agreement, “cause” shall mean such term as defined in the 2012 Omnibus Stock Ownership Plan.

•
You will be eligible to participate in the Cash Performance Unit Plan (CPUP), which makes up the cash component of the long-term incentive compensation. The payout factor at the end of the three-year cycle is tied to performance against specified business measures. Your target award for the 2015 CPUP is $415,000, which will be pro-rated based on your start date. Any payout under the 2015 CPUP will occur in March 2018 pursuant to Company results against the CPUP performance thresholds.

•	You will receive a McDonald’s Sign-On Package which consists of the following:

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

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a Stay Cash Bonus Payment of $675,000 gross subject to the terms in the attached Stay Cash Bonus Agreement. This signed document must be returned to McDonald's Corporation before any portion of the bonus will be paid.

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a sign-on LTI grant valued at $700,000 will be granted to you following your start date, consistent with the Company’s practice of granting equity awards.  50% of the value of this grant will be in the form of stock options which will vest equally on the first 4 anniversaries of the grant date and 50% of the value in the form of performance-based RSUs, which will vest in full on the third anniversary of the grant date, subject to achievement of the performance conditions.

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an additional sign-on LTI grant valued at $700,000 will be granted to you following your start date, consistent with the Company’s practice of granting equity awards. 100% of the value of this grant will be in the form of time-vested RSUs, which will vest in full on the first anniversary of the grant date. In the event you are involuntarily terminated by the Company without cause prior to the vesting date, you will vest in a prorata portion of the RSUs granted based on the number of months worked during the vesting period, with a minimum prorated vesting equal to 6 months of service.

•
All of the stock options and RSUs referred to in this letter are subject to the terms and conditions of the 2012 Omnibus Stock Ownership Plan and the respective stock option and restricted stock unit award agreements, which will be provided at the time of grant and shall incorporate all of the terms above for the three special $700,000 time-vested RSU grants.

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In regards to all of the stock options, RSUs, and CPUP awards granted to you while an employee of McDonald’s, in the event you voluntarily or involuntarily terminate (excluding for cause) following three years from your start date, you will receive 1) a pro-rata portion of RSU and CPUP awards based on the number of months worked during the vesting period for RSUs and performance period for CPUP (further subject to applicable performance conditions), and 2) two years of additional vesting and a two year post-termination period to exercise for outstanding stock options. For example, as related to CPUP, if you were to terminate on December 31, 2018, you would vest in full for any earned payout from 2016 CPUP, two-thirds of the earned payout from 2017 CPUP, and one-third of the earned payout from 2018 CPUP. The preferential treatment noted above will be the same as defined for a company initiated termination under the applicable plans/award agreements, with any payment subject to specified performance goals.  To qualify for such treatment, you must provide a six month advance notice (as related to a voluntary termination) and execute and deliver any required release and non-compete agreements (non-compete agreement not to exceed 18 months following termination date). Stock option and RSU awards granted within 12 months of your termination date will be subject to forfeiture, excluding the three special $700,000 time-vested RSU grants noted above.  CPUP awards granted in the calendar year of termination will also forfeit, unless your termination date is December 31st of that year.

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Beginning with 2016 TIP (payable in 2017), if you voluntarily terminate on December 31 of a calendar year, you are eligible to receive the TIP award for that plan performance year, subject to achievement of the specified performance goals. If the Company terminates you under the severance plan and such termination date is on or after March 1 of any year, you are eligible for a pro-rated TIP award based on time worked during the performance year in which the termination occurred, subject to the performance critieria. If you terminate for any reason prior to March 1 of a given year, you do not receive TIP for that year.

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You are eligible to receive an $800 monthly car allowance, taxed as ordinary income and not eligible for 401(k) contributions per our Company Car Allowance Program as outlined by our Fleet Services Department.

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You will be subject to the McDonald’s Corporation Stock Ownership and Retention Policy, which requires you to attain, and then remain at or above, an ownership level equal to four times your base salary within five years of your start date. See enclosed attachment for details.

•	You will be eligible for entry into the unmatched Profit Sharing/401(k) program effective the first of the month following one month of service.

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

•	You will be eligible for entry into the matched Profit Sharing/401(k) program effective the first of the month following your one year anniversary with at least 1,000 hours of service.

•	You will be eligible to participate in the salary and TIP deferral portion of the Excess Benefit and Deferred Bonus Plan on January 1, 2017.

•	You will be eligible to elect to defer any 2016-2018 CPUP into the Excess Benefit and Deferral Bonus Plan in November 2015.

•	You will be eligible for life, accident, medical/dental, and long-term disability insurance effective the first of the month following one full calendar month of service.

•	You will be eligible for short term disability effective the first of the month following three months of employment.

•	For each calendar year, you will be eligible for five (5) weeks of vacation.

•	For each calendar year, you are eligible for (10) ten days of sick time and (2) two days of paid personal time.

•	You will be eligible to participate in McDonald’s Executive Physical Program.

•	You will be eligible to participate in McDonald’s Executive Financial Counseling Program. In addition, on an annual basis, you will receive up to $10,000 for tax preparation services.

•	You will be subject to the McDonald’s Corporation Severance Plan.

•	You will be entitled to the protection of the indemnification provisions set forth in the Company’s Limited Liability Company Agreement, as amended from time to time.

You will be eligible to receive a relocation package, including temporary living up until January, 2016, which will be coordinated by the Global Mobility team. For a maximum of five (5) years, McDonald’s will provide an annual payment of $35,000 (gross) to cover storage and insurance costs for items stored in the UK. If McDonald’s terminates your employment, the Company will cover the costs of shipping your household goods (in line with the global relocation provisions in place at that time) from your residence in Illinois to the location of your choice. Please contact Brian Madine, Director - Global Mobility for further information. The Global Mobility team will make all the appropriate arrangements with you and answer any questions you may have regarding the relocation assistance which has been approved for you.

This offer is extended and contingent upon a successful background check investigation.

You informed us that you have no non-compete, confidentiality or other agreement that would restrict your employment with McDonald’s. This offer is contingent upon there being no employment agreement, covenant not to compete, confidentiality agreement or other arrangement that would prohibit or restrict the performance of all of your duties for McDonald’s. You also agree that in the course of your work for McDonald's you will not use or disclose any confidential information of a third party (including your current employer).

As an employee of McDonald’s, you would be subject to all of McDonald’s policies and procedures. As an officer of the Company, you would also be subject to all of McDonald’s policies and procedures applicable to officers at your level. Obviously, McDonald’s reserves to its sole discretion the right to amend, modify or discontinue its policies and procedures and any element of the benefits package that McDonald’s provides to its employees.

I have enclosed our McDonald’s Benefit Handbooks for your review. If there are any discrepancies between these policies and McDonald’s Summary Plan Description or official benefit plan documents, the official plan documents govern. Please also refer to the handbooks for an explanation of the medical and dental benefits and familiarize yourself with this material prior to your benefits orientation. Please bring this information with you to benefits orientation, which will be scheduled shortly after your hire date. To obtain a list of providers within the McDonald’s

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523
medical plans, please access this information via the internet at www.bcbsil.com/mcd. If you have any specific questions about the benefits prior to your start date, please contact the Employee Service Center at 1-877-623-1955. One of our Employee Service Specialists will be able to assist you with answering any questions you may have. An understanding of the benefit selections is imperative in order for you to make your elections at orientation.

Nothing in this letter should be construed as an employment contract or agreement for a specific duration. As is the case for all our employees, your employment remains “at will” which means you or the Company is free to terminate the employment relationship at any time, for any reason, with or without notice. In addition, McDonald's reserves the right to amend or terminate its compensation plans or programs, and benefits and any of these related changes that are applicable to the Executive Vice President level will also be applicable to you.

Prior to your first day, I will forward to you new hire forms to fill out. Please bring these with you at your first meeting with HR. There are instructions that will be attached with specifics on what you need to fill out. McDonald’s is required by law to verify employment eligibility of all new hires. Please refer to the backside of the Employment Eligibility Form (I-9) for a list of acceptable documents you will need to provide.

Once again, congratulations and welcome to the McDonald’s team! We look forward to your joining us.

Please feel free to call if you have any questions.

Sincerely,

/s/ Rich Floersch

Rich Floersch
Executive Vice President & Chief Human Resources Officer

ACCEPTED and AGREED:
/s/ Silvia Lagnado	July 8, 2015

Silvia Lagnado

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

Stay Cash Bonus Agreement

McDonald’s Corporation (“McDonald’s”) has agreed to provide a one-time stay cash bonus (“Stay Cash Bonus”) in connection with my employment. In consideration for this, I agree as follows:

1.
The Stay Cash Bonus shall be in the total gross amount of $675,000. A portion of the Stay Cash Bonus in the amount of $337,500 will be paid to me within one (1) month after the commencement of my employment with McDonald’s and the remaining portion in the amount of $337,500 will be paid to me on the six-month anniversary of the commencement of my employment with McDonald’s (the “Stay Cash Bonus Date”), provided I am still employed by McDonald’s (or a successor) on that date. All required taxes and other authorized withholding will be deducted from each Stay Cash Bonus payment. I understand and agree (a) that the purpose of the Stay Cash Bonus is to induce me to accept and continue my employment with McDonald’s (or a successor) through the Stay Cash Bonus Payment Date, (b) that the Stay Cash Bonus is not intended to, and will not, accrue, vest or be earned over time or be paid pro rata if my employment terminates before the Stay Cash Payment Date, and (c) that I must be on the payroll of McDonald’s (or a successor) on the Stay Cash Payment Bonus Date, unless my employment has been terminated earlier because of the elimination of my position, in order to receive the second Stay Cash Bonus payment.

2.
If my employment terminates prior to the Stay Cash Bonus Date for any reason or no reason, with or without cause, voluntarily or involuntarily, except in the case of the elimination of my position, then I agree I will not receive the second Stay Cash Bonus payment or any portion thereof.

3.	I agree to pay the reasonable attorney's fees and costs incurred by McDonald’s (or its successor) in seeking to enforce its rights and my obligations under paragraph, above.

4.
I understand that nothing herein shall be construed to constitute a guarantee, contract or agreement of employment for any particular period of time and that my employment remains at-will, which means that either I or McDonald’s (or its successor) may terminate the employment relationship at any time, for any reason, without notice, warning or cause. In addition I understand that McDonald’s reserves the right to amend or terminate its compensation plans or programs, benefits, and other terms and conditions of employment at any time, without affecting my obligation to remain employed by McDonald’s through the Stay Cash Payment Date in order to receive the Stay Cash Bonus.

5.
This Stay Cash Bonus Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles, and contains the entire agreement of the parties relating to the subject matter hereof. This agreement may not be amended except in writing signed by an officer of McDonald’s and me.

6.
I agree that any lawsuit which may arise out of or in connection with this Stay Cash Bonus Agreement will be subject to the exclusive jurisdictions of the Circuit Court of the 18th Judicial Circuit, DuPage County, Illinois, or of the United States District Court for the Northern District of Illinois, Eastern Division. I hereby irrevocably (i) submit to the personal jurisdiction of such courts over me in connection with any lawsuit or other legal action arising out of or in connection with this Stay Cash Bonus Agreement; and (ii) waive to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court.

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523
I FURTHER AGREE that in any lawsuit relating to this agreement, I HEREBY WAIVE MY RIGHT TO A TRIAL BY JURY and agree that any such lawsuit will be decided by a judge without a jury. I acknowledge that McDonald’s (or its successor) likewise agrees to waive its right to trial by jury in any such lawsuit and agrees to the other provisions in this paragraph.

ACCEPTED and AGREED:

SILVIA LAGNADO	/s/ Silvia Lagnado	July 8, 2015
Print Name	Signature